Filed Pursuant to 433
Registration No. 333-145938
February 3, 2009
Pricing Term Sheet
Procter & Gamble International Funding SCA
Floating Rate Notes due February 8, 2010
Guaranteed by The Procter & Gamble Company

Issuer:	Procter & Gamble International Funding SCA
Guarantor:	The Procter & Gamble Company
Aggregate Principal Amount Offered:	$1,000,000,000
Maturity Date:	February 8, 2010
Coupon (Interest Rate):	3-month U.S. LIBOR + 25 basis points
Price to Public (Issue Price):	100% of principal amount
Interest Payment Dates:	February 8, May 8, August 8 and November 8, commencing May 8, 2009 and ending on the
Maturity Date
Day Count Convention:	Actual/360
Redemption:	Not redeemable other than upon certain changes in withholding taxes as described in the
Prospectus
Trade Date:	February 3, 2009
Settlement Date:	February 6, 2009 (T+3)
CUSIP Number:	742732AC4
ISIN Number:	US742732AC40
Denominations:	$2,000 x $1,000
Joint Book-Running Managers:	Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc.
Senior Co-Managers:	Citigroup Global Markets Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc.,
Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC
Capital Markets Corporation
Co-Managers:	Barclays Capital Inc., Fifth Third Securities, Inc., Fortis Securities, ING Financial
Markets LLC, Mitsubishi UFJ Securities International plc, PNC Capital Markets LLC, UBS
Securities LLC
Type of Offering:	SEC Registered
Listing:	None
Long-term Debt Ratings of The Procter & Gamble Company:	Moody’s: Aa3 (Negative Outlook); S&P: AA- (Stable)
Concurrent Offering:	$750,000,000 of 3.500% Notes due February 15, 2015 and $1,250,000,000 of 4.700% Notes due
February 15, 2019, expected to be issued on February 6, 2009 by The Procter & Gamble
Company. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or J.P. Morgan Securities Inc. collect 1-212-834-4533.
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